Exhibit 99.2

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
NET SALES:
Product	$5,537	$5,106	$11,028	$10,139
Service	1,091	956	2,150	1,894

Total net sales	6,628	6,062	13,178	12,033

COST OF SALES:
Product	1,774	1,669	3,525	3,315
Service	388	340	777	650

Total cost of sales	2,162	2,009	4,302	3,965

GROSS MARGIN	4,466	4,053	8,876	8,068

OPERATING EXPENSES:
Research and development	966	811	1,962	1,616
Sales and marketing	1,431	1,142	2,884	2,262
General and administrative	282	228	560	458
Amortization of purchased intangible assets	56	57	115	117
In-process research and development	—	2	2	14

Total operating expenses	2,735	2,240	5,523	4,467

OPERATING INCOME	1,731	1,813	3,353	3,601

Interest income	168	127	322	257
Other income, net	17	17	—	57

Interest and other income, net	185	144	322	314

INCOME BEFORE PROVISION FOR INCOME TAXES	1,916	1,957	3,675	3,915
Provision for income taxes	541	557	1,039	1,119

NET INCOME	$1,375	$1,400	$2,636	$2,796

Net income per share:
Basic	$0.22	$0.21	$0.43	$0.43

Diluted	$0.22	$0.21	$0.42	$0.42

Shares used in per-share calculation:
Basic	6,146	6,521	6,195	6,577

Diluted	6,248	6,652	6,301	6,713

Net income for the second quarter and the first six months of fiscal 2006 included stock-based compensation expense related to employee stock options and employee stock purchases, net of tax, of $188 and $416, respectively, under SFAS 123(R). There was no stock-based compensation expense related to employee stock options and employee stock purchases under SFAS 123 in fiscal 2005 because the Company did not adopt the recognition provisions of SFAS 123. Net income including pro forma stock-based compensation expense as previously disclosed in Cisco’s financial statements footnotes for the second quarter and the first six months of fiscal 2005 was $1.1 billion or $0.17 per diluted share and $2.3 billion or $0.34 per diluted share, respectively.

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	January 28, 2006	July 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$5,151	$4,742
Investments	9,838	11,313
Accounts receivable, net of allowance for doubtful accounts of $171 at January 28, 2006 and $162 at July 30, 2005	2,537	2,216
Inventories	1,345	1,297
Deferred tax assets	1,476	1,475
Prepaid expenses and other current assets	1,264	967

Total current assets	21,611	22,010
Property and equipment, net	3,316	3,320
Goodwill	5,422	5,295
Purchased intangible assets, net	510	549
Other assets	2,793	2,709

TOTAL ASSETS	$33,652	$33,883

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$684	$735
Income taxes payable	1,437	1,511
Accrued compensation	1,220	1,317
Deferred revenue	3,937	3,854
Other accrued liabilities	2,243	2,094

Total current liabilities	9,521	9,511
Deferred revenue	1,163	1,188

Total liabilities	10,684	10,699

Minority interest	4	10
Shareholders’ equity	22,964	23,174

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$33,652	$33,883

Long-term investments and the related deferred taxes on unrealized gains and losses on investments as of July 30, 2005 have been reclassified to current assets in order to conform to the current period’s presentation.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended
	January 28, 2006	January 29, 2005
Cash flows from operating activities:
Net income	$2,636	$2,796
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	512	508
Stock-based compensation expense related to employee stock options and employee stock purchases	578	—
Stock-based compensation expense related to acquisitions and investments	52	79
Provision for doubtful accounts	10	—
Provision for inventory	70	111
Deferred income taxes	1	(41)
Tax benefits from employee stock option plans	—	126
Excess tax benefits from stock-based compensation	(125)	—
In-process research and development	2	14
Net (gains) losses and impairment charges on investments	(21)	(74)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(329)	(446)
Inventories	(115)	(157)
Prepaid expenses and other current assets	(47)	73
Lease receivables, net	(60)	(60)
Accounts payable	(51)	8
Income taxes payable	63	424
Accrued compensation	(97)	(252)
Deferred revenue	59	146
Other accrued liabilities	129	(7)

Net cash provided by operating activities	3,267	3,248

Cash flows from investing activities:
Purchases of investments	(10,467)	(10,366)
Proceeds from sales and maturities of investments	11,886	11,957
Acquisition of property and equipment	(394)	(290)
Acquisition of businesses, net of cash and cash equivalents	(150)	(553)
Change in investments in privately held companies	(90)	(110)
Purchase of minority interest of Cisco Systems, K.K. (Japan)	(25)	—
Other	(84)	93

Net cash provided by investing activities	676	731

Cash flows from financing activities:
Issuance of common stock	563	433
Repurchase of common stock	(4,248)	(5,706)
Excess tax benefits from stock-based compensation	125	—
Other	26	45

Net cash used in financing activities	(3,534)	(5,228)

Net increase (decrease) in cash and cash equivalents	409	(1,249)
Cash and cash equivalents, beginning of period	4,742	3,722

Cash and cash equivalents, end of period	$5,151	$2,473

Certain reclassifications have been made to prior period balances in order to conform to the current period’s presentation.

3